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                                                                     EXHIBIT 8.1

[LETTERHEAD OF MANATT PHELPS PHILLIPS APPEARS HERE]

September 30, 1998



Board of Directors
Greater Bay Bancorp
2860 West Bayshore Road
Palo Alto, CA  94303

GBB Capital II
2860 West Bayshore Road
Palo Alto, CA  94303

         RE: CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF FLOATING RATE CAPITAL SECURITIES, SERIES B, FOR FLOATING RATE CAPITAL SECURITIES, SERIES A

Ladies and Gentlemen:

         In accordance with your request, we provide the following analysis and opinions relating to certain federal income tax consequences of the transaction (the "Exchange") whereby GBB Capital II, a trust formed under the laws of the State of Delaware ("GBB Capital II"), will exchange its Floating Rate Capital Securities, Series B (the "Exchange Capital Securities"), up to and including $30,000,000 aggregate Liquidation Amount for a like Liquidation Amount of its outstanding Floating Rate Capital Securities, Series A (the "Original Capital Securities"). The offer of GBB Capital II to enter into the Exchange is described in a Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September __, 1998. Defined terms used herein have the same meanings as in such Registration Statement.

         In connection with the offer for the Exchange, Greater Bay Bancorp, a California corporation ("Greater Bay"), is also offering to exchange (i) its guarantee of payments of cash distributions and payments on liquidation of GBB Capital II or redemption of the Exchange Capital Securities (the "Exchange Guarantee") for its like guarantee in respect of the Original Capital Securities, and (ii) $30,000,000 aggregate principal amount of its Floating Rate Junior Subordinated Deferrable Interest Debentures, Series B, due September 15, 2028, (the "Exchange Junior Subordinated Debentures") for a like principal amount of its Floating Rate Junior Subordinated Deferrable Interest Debentures, Series A, due September 15, 2028. The Exchange Capital Securities, the Exchange Guarantee and the Exchange Junior Subordinated Debentures have been registered under the Securities Act of 1933, as amended (the "Securities Act").
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MANATT, PHELPS & PHILLIPS, LLP

September 30, 1998
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         The Exchange Capital Securities are identical in all material respects to the respective terms of the Original Capital Securities, except that (i) the Exchange Capital Securities have been registered under the Securities Act, and therefore will not be subject to certain restrictions on transfer applicable to the Original Capital Securities, (ii) the Exchange Capital Securities will not provide for any increase in the Distribution Rate therein, and (iii) the Exchange Junior Subordinated Debentures will not provide for any Liquidated Damages.

         We have acted as special counsel to Greater Bay and GBB Capital II in connection with the proposed exchange and are rendering these opinions to Greater Bay and GBB Capital II at their request. This letter is being issued
solely for the benefit of Greater Bay and GBB Capital II.   It may not be relied
upon by any other person without our prior written consent.

         Our analysis and the opinions set forth herein are based upon the presumed accuracy of facts as set forth in that certain Registration Statement on Form S-4 referred to above. Our analysis and opinions are also based on certain written representations to us from Greater Bay and GBB Capital II in a letter of even date herewith. The facts contained in the above-referenced documents are incorporated herein by reference as the operative facts underlying the tax opinions set forth herein. We have assumed that all of the obligations imposed by the operative documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us for review, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. One of our key assumptions for purposes of this letter is that the facts set forth in the documents referred to above are accurate on the date of this analysis and remain accurate to the consummation of the Exchange and are otherwise true, complete, and correct. Any change or inaccuracy in such facts may adversely affect our opinions.

         In rendering these opinions, we have examined such documents, laws, regulations and other legal matters as we have considered necessary or appropriate for purposes of the opinions expressed herein. We have not made any independent investigation in rendering these opinions other than as described herein.

         Our opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), as of the date hereof and currently applicable Treasury Regulations promulgated under the Code (including proposed Treasury Regulations), published administrative positions of the Internal Revenue Service in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively.
No
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MANATT, PHELPS & PHILLIPS, LLP

September 30, 1998
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assurance can be provided as to the effect of any such change upon our opinions.
We have undertaken no obligation to update our opinions.

         The opinions set forth herein have no binding effect on the Internal Revenue Service or the courts. No assurance can be given that, if contested, a court would agree with the opinions set forth herein. The opinions set forth herein represent rather our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated.

         In the case of transactions as complex as the Exchange, many federal, state and local income and other tax consequences arise. We have been asked only to address the issues specifically set forth below. No opinion is expressed regarding any other issues.

         Subject to the foregoing, it is our opinion that the section in the Form S-4 Registration Statement and the prospectus therein titled "Certain Federal Income Tax Consequences," to the extent that it constitutes matters of law or purports to describe certain provisions of the federal income tax laws, is a correct summary in all material respects of the matters discussed therein. It is also our opinion that the exchange of Original Capital Securities for Exchange Capital Securities in the Exchange will not be a taxable event to holders for federal income tax purposes.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to us under the caption "Certain Federal Income Tax Consequences" in the Registration Statement and the prospectus contained therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                             Very truly yours,

                             /s/ Manatt, Phelps & Phillips, LLP

                             Manatt, Phelps & Phillips, LLP